EXHIBIT 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Amendment No. 6 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   April 21, 2011

Tu Guo Shen

/s/ Tu Guo Shen
Name:	Tu Guo Shen

Whitehorse Technology Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

Intelligent One Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

Rightmark Holdings Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director